EXHIBIT 99.1

Jushi Holdings Inc. Announces Voting Results of Annual General and Special Shareholders’ Meeting

BOCA RATON, Fla., June 24, 2026 (GLOBE NEWSWIRE) -- Jushi Holdings Inc. (“Jushi” or the “Company”) (CSE: JUSH) (OTCQX: JUSHF), a vertically integrated, multi-state cannabis operator, announces the voting results of the annual general and special meeting (the “Meeting”) of shareholders of the Company (“Shareholders”) that was held today as follows:

1.Setting the Number of Directors
The number of directors of the Company was set at five.

For	Against	Broker Non-Votes
93,621,122 (99.115%)	836,251 (0.885%)	142

2.Election of the Nominated Directors
All five nominees set forth in the Management Information Circular and Proxy Statement for the Meeting (the “Circular”) dated May 11, 2026, were elected as directors of the Company by ordinary resolutions passed by a vote in respect to each nominee as follows:

Director	Number and percentage of Subordinate Voting Shares (the “Shares”) represented in person or by proxy and entitled to vote at the Meeting that were voted FOR	Number and percentage of Shares represented in person or by proxy and entitled to vote at the Meeting that were WITHHELD from voting	Broker Non-Votes
James A. Cacioppo	48,988,841 (98.431%)	780,649 (1.569%)	44,688,025
Benjamin Cross	49,006,681 (98.467%)	762,809 (1.533%)	44,688,025
Stephen Monroe	49,005,814 (98.466%)	763,676 (1.534%)	44,688,025
Marina Hahn	49,370,945 (99.199%)	398,545 (0.801%)	44,688,025
Billy Wafford	49,412,483 (99.283%)	357,007 (0.717%)	44,688,025

3.Appointment of Macias Gini & O’Connell LLP as Auditors
The appointment of Macias Gini & O’Connell LLP as auditors of the Company was ratified and the Shareholders authorized the board of directors of the Company to fix the auditors' remuneration and set the terms of engagement:

For	Withhold
93,040,855 (98.500%)	1,416,660 (1.500%)

4.Redomicile of the Company from British Columbia, Canada to Nevada, United States of America.
The Shareholders passed a special resolution, the full text of which is set forth in Appendix A to the Circular, to approve a plan of arrangement under Section 288 of the Business Corporations Act (British Columbia) involving, among other things, the continuance and domestication of the Company from the laws of British Columbia, Canada to the laws of the State of Nevada in the United States, as more particularly described in the Circular:

For	Against	Abstain	Broker Non-Votes
49,096,864 (98.649%)	587,188 (1.180%)	85,438 (0.172%)	44,688,025

About Jushi Holdings Inc.
We are a vertically integrated cannabis company led by an industry-leading management team. Jushi is focused on building a multi-state portfolio of branded cannabis assets through opportunistic acquisitions, distressed workouts, and competitive applications. Jushi strives to maximize shareholder value while delivering high-quality products across all levels of the cannabis ecosystem. For more information, visit jushico.com or our social media channels, Instagram, Facebook, X and LinkedIn.
For further information, please contact:
Jushi Investor Relations
Trent Woloveck
Co-Chief Strategy Director
614-271-4349
trent@jushico.com
investors@jushico.com